Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO REPORTS Q1 RESULTS

CRANFORD, NJ, May 20, 2015 – Metalico, Inc. (NYSE MKT: MEA) today reported a net loss for the quarter ended March 31, 2015 of $10.9 million, or $0.15 per share.

The Company posted sales of $75.9 million for the quarter, compared to $118.5 million for last year’s first quarter, and a net loss of $3.9 million or $0.08 per share for the comparable 2014 period. In the fourth quarter of 2014 Metalico reported an adjusted net loss of $6 million, or $0.10 per share.

The Company’s first quarter results were impacted by a drastic drop in ferrous prices which impacted inventory valuations and virtually eliminated margin on ferrous sales for the quarter. In addition, results were affected by lower inflows and outbound volumes and lower average non-ferrous commodity selling prices.

Non-ferrous pricing was affected by the continued strength of the U.S. dollar and weakening demand from Asia, which translated into a rise in products imported into the U.S. Pricing for virtually all grades of ferrous scrap declined in February. The drop was attributable to several factors including a strong U.S. dollar, a reduction in overseas demand for U.S. ferrous scrap, and a decline in demand for energy-related finished steel products.

Prior Year’s First Quarter Comparison

Year-over-year first quarter comparisons reflect lower financial and mixed volume results:

•	Sales fell 36% to $75.9 million from $118.5 million.

•	Operating loss of $8.9 million compares to a loss of $3.1 million.

•	Net loss was $10.9 million compared to a net loss of $3.9 million.

•	Loss per share was $0.15 compared to a loss per share of $0.08.

•	EBITDA was negative $5.3 million, as compared to EBITDA of $3.1 million.

•	Cash flow from continuing operating activities was $16.0 million as compared to $7.4 million.

•	Ferrous unit volume shipments fell 25% and non-ferrous volume slipped 10%.

Sequential Comparison to Fourth Quarter of 2014

•	Sales fell 26% to $75.9 million from $103 million.

•	EBITDA was negative $5.3 million as compared to EBITDA of $1.4 million.

•	Operating loss of $8.9 million compares to an adjusted loss of $6 million.

•	Net loss of $10.9 million follows an adjusted net loss of $4.5 million.

•	Loss per share was $0.15 compared to a loss of $0.10 per share.

•	Cash flow from continuing operating activities was $16 million as compared to $1.2 million.

•	Unit volumes shipped fell by 14% for ferrous scrap and 11% for non-ferrous scrap.

Metalico was out of compliance with its maximum leverage ratio covenant as of March 31, 2015 but entered into forbearance agreements with its principal secured lenders to resolve current noncompliance issues. The lenders have agreed to forbear with respect to existing covenant breaches through August 31, 2015 and to substitute an availability covenant for the leverage ratio during the forbearance period. The forbearance agreement also provides for a reduction in the maximum amount available under the Company’s senior secured revolving credit facility to $35 million, subject to a borrowing base. The Company believes this amount is more than adequate for its needs for the foreseeable future given current market conditions.

Result Drivers for the Quarter

The Company generated an operating loss of $8.9 million for the quarter compared to an operating loss of $3.1 million in the prior year period. The Company’s first quarter loss was largely attributable to sharp declines in both selling prices and volumes within a short period of time, which hurt margins. As the Company worked through higher priced inventory in this rapidly declining selling price environment, margins on ferrous sales and remaining inventory were reduced by $4.4 million from anticipated margins at the time of purchase. This price effect, coupled with transportation issues related to severe weather and a significant drop in steel mill demand in energy-related businesses, resulted in weaker than expected results for the quarter.

Average ferrous metal selling prices for the quarter fell sequentially by $42 per gross ton. Non-ferrous selling prices fell $0.12 per pound in the quarter. The Company’s scrap revenue mix was 45% ferrous and 55% non-ferrous in the quarter.

Commenting on the results, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “Bad winter weather and the large drop in ferrous pricing, coupled with weak inflows and poor mill demand, combined into a perfect storm adversely impacting results.”

He continued, “The market is finding stability and flows into yards are gradually increasing, but it will continue to be a very challenging year for the Company and our industry.”

The Company is not having a conference call to discuss first-quarter results.

Balance Sheet Data

At the end of the quarter the Company had cash on hand of $2.4 million and $16.7 million drawn under its senior secured revolving credit facility.

First quarter cash flow from continuing operations was $16 million compared to $1.2 million in the fourth quarter of 2014. The increase in cash flow was largely due to reductions in inventories and accounts receivable that followed lower prices and volumes. Debt was $64.1 million, a $15.3 million reduction since the start of 2015, resulting principally from reduced borrowings under the revolving credit facility. Shareholders’ equity fell to $108.3 million from $117.7 million at year’s end due to the quarter’s net loss.

Capital expenditures were $1.8 million, principally for processing equipment, shredder upgrades, and building improvements at several facilities. In an effort to conserve capital, the Company is restricting capital expenditures to minimum requirements.

Market and Metals Outlook

After a steady decline in the first quarter of 2015, domestic steel production appears to have bottomed at 67.7% capacity utilization for the week ending April 4, 2015, rebounding to 72.1% for the week ending May 16, 2015. Steel prices experienced a significant decline in the first quarter of 2015 largely due to oversupply from foreign state-owned steel manufacturing facilities, particularly in tube steel which supplies oil and gas customers.

Metalico believes excess steel production capacity and weak demand in China, coupled with a strong U.S. dollar, accelerated the flow of imports into the U.S. However, demand for steel is growing in nonresidential and infrastructure construction, a segment that has been depressed since the 2008-2009 financial crisis. Though the increase has been modest, this uptick in activity is beginning to offset the weakness in the energy segment resulting from the collapse in energy prices that has slowed domestic exploration and production.

The strong U.S. dollar has paved the way for a flood of finished and semi-finished steel imports impacting demand for scrap by domestic producers. Overseas buyers of scrap have sought cheaper material from locations outside the U.S., causing scrap traditionally destined for export to be offered instead to domestic consumers, keeping supply elevated and prices pressured. Demand for energy-related steel products, principally pipe, has been materially impacted and will not fully recover until drilling activity improves.

Additionally, low iron ore prices have made it an economic alternative to scrap. Sharply lower world oil prices have curbed U.S. oil and gas exploration and production which have been strong drivers of demand for steel tubular products. As the oversupply from the import surge is worked through and demand from nonresidential construction and the automotive sector improves, domestic mill utilization should recover.

Prices for aluminum, copper and other non-ferrous metals have trended lower from the start of the year but have not experienced the degree of decline ferrous prices have seen. A recent change to Chinese export taxes has resulted in more aluminum exported into the U.S. These imports will likely keep supply ample, offsetting demand from the automotive sector and driving prices lower. Copper demand has stabilized as of late, and pricing remains in a narrow trading band.

About Metalico

Metalico, Inc. and its subsidiaries operate Ferrous and Non-Ferrous Scrap Metal Recycling sites, including PGM and Minor Metals Recycling facilities. Company recycling locations, including three automobile shredders, are located in New York, Pennsylvania, Ohio, West Virginia, New Jersey and Mississippi. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements

This news release, and in particular its “Market and Metals Outlook” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the second quarter of 2015, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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Table I – Unit Shipment Comparison
	Q1	Q4	Sequential	Q1	Year-over-year
	2015	2014	Change	2014	Change
Ferrous (gross tons)	109,800	127,600	-14%	146,900	-25%
Non-Ferrous (pounds)	39,396,000	44,029,000	-11%	43,658,000	-10%

Table II – Unit Price Comparison
					Year-
	Q1	Q4	Sequential	Q1	over-year
	2015	2014	Change	2014	Change
Ferrous (per gross ton)	$308	$350	-12%	$402	-23%
Non-Ferrous (per pound)	$0.78	$0.90	-13%	$0.93	-16%

Table III – Non-GAAP Financial Measures
The non-GAAP financial measures table shown below details the non-GAAP measures and reconciles reported net loss to adjusted net loss before impairment and other special items, all net of tax.

(In thousands, except per share data)
	Q4	Per Share
	2014
Net loss as reported	$(33,863)	$(0.59)
Impairment charges	11,398	0.20
Early repayment fees on debt	1,057	0.02
Loss on debt extinguishment	16,567	0.29
Fair value adjustment	(1,578)	(0.03)
Discontinued operations	432	0.01

Adjusted net (loss)income	$(5,986)	$(0.10)

The Company believes adjusted earnings (net loss) per share from continuing operations, excluding non-cash impairments and special items, are more useful to investors because they provide a better picture of the Company’s operations. Excluding impairment charges and special items allows evaluation and comparison of the Company’s operations, which is the basis that Meta management utilizes to assess performance internally. These measurements should be considered in addition to, rather than a substitute for, other information provided in accordance with U.S. GAAP.

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended
	March 31,	March 31,
	2015	2014
Revenue	$75,888	$118,539

Costs and expenses Operating expenses	76,433	112,265
Selling, general, and administrative expenses	4,770	5,362
Depreciation and amortization	3,629	3,995

	84,832	121,622

Operating loss	(8,944)	(3,083)

Financial and other income (expense)
Interest expense	(1,642)	(2,320)
Financial instruments fair value adjustment	(161)	—
Other income	23	8

	(1,780)	(2,312)

Loss from continuing operations before income taxes	(10,724)	(5,395)
Provision (benefit) for federal and state income taxes	154	(598)

Loss from continuing operations	(10,878)	(4,797)
Income from discontinued operations net of income taxes	—	586

Consolidated net loss	(10,878)	(4,211)
Net loss attributable to noncontrolling interest	—	293

Net loss attributable to Metalico, Inc.	$(10,878)	$(3,918)

(Loss) earnings per common share:
Basic and diluted
Loss from continuing operations	$(0.15)	$(0.09)
Income from discontinued operations	—	0.01

Net loss	$(0.15)	$(0.08)

Weighted average common shares outstanding:
Basic and diluted	72,383,689	48,166,209

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands)

		March 31,	December 31,
		2015	2014
Assets:

	Current Assets	$73,525	$98,362
	Property & Equipment, net	80,158	81,620
	Intangible and Other Assets	37,775	38,362

	Total Assets	$191,458	$218,344

Liabilities & Equity:

	Current Liabilities	$74,570	$20,922
	Debt & Other Long-Term Liabilities	8,561	79,721

	Total Liabilities	83,131	100,643
	Total Metalico, Inc. and Subsidiaries Equity	108,327	117,701

	Total Liabilities & Equity	$191,458	$218,344

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Loss

The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended
	March 31, 2015	March 31, 2014
	(UNAUDITED)
	($thousands)
EBITDA	$(5,274)	$3,103
Less:
Interest expense	1,642	2,320
Stock-based compensation	41	125
(Benefit) for federal and state income taxes	154	(598)
Depreciation and amortization	3,629	3,995
Financial instruments fair value adjustments	161	—
Noncontrolling interest	—	293
Other	(23)	(8)
Discontinued operations:
Depreciation and amortization	—	397
Provision for federal and state income taxes	—	497

Net loss	$(10,878)	$(3,918)